RESIGNATION

Board of Directors

Amarok Resources, Inc.

Dear Sirs:

Effective September 17, 2013, I hereby resign from my position as President, Chief Executive Officer, Chief Financial Officer and Director of Amarok Resources, Inc, a Nevada corporation (the “Corporation”) and refrain from performing executive functions for the Corporation.

My resignation is not due to any disagreement with the Corporation on any matter relating to the Corporation’s operations, policies, practices, or otherwise.

This resignation does not constitute forfeiture of any claims I may have against the Corporation to include any agreements or contracts entered into prior to this resignation including but not limited to remuneration, severance payments, pensions, expenses or compensation for loss of office or in any other respect whatsoever.

Dated: September 17, 2013

Ron Ruskowsky